Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 19, 2012 for Salient Midstream & MLP Fund, included herein, and to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Experts”, and “Other Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 25, 2012